Filed Pursuant to Rule 433 under the Securities Act of 1933
Relating to the Preliminary Prospectus dated March 17, 2021
Registration Statement No. 333-253482

COINBASE GLOBAL, INC.
This free writing prospectus relates to the Registration Statement on Form S-1 (File No. 333-253482) (the “Registration Statement”) that Coinbase Global, Inc. (the “Company”) has filed with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended, which may be accessed through the following link: here.
On March 17, 2021, the Company issued a Company blog post, a Reddit blog post, and twitter posts announcing its plan to take questions from the public related to the Company’s proposed direct listing on Reddit. Copies of the blog posts and twitter posts are attached as Appendix A.
The Company has filed a Registration Statement (including a prospectus) with the SEC relating to its Class A common stock to which this communication relates. Before you invest, you should read the prospectus in that Registration Statement and other documents the Company has filed with the SEC for more complete information about the Company and its Class A common stock. You may get these documents for free by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, the Company has made the prospectus available at investor.coinbase.com under the "SEC Filings" section.

Appendix A
Company Blog Post
Coinbase releases investor education resources
In the lead up to our proposed direct listing, Coinbase has released videos with information on our business; we are also launching a Reddit “Ask Us Anything” to engage with investors of all types
As Coinbase prepares for our upcoming proposed direct listing, we are committed to providing investors with the best information we can to inform their investment decisions. With this in mind, today we’re sharing two new resources that we believe will offer additional insight into our business.
Reddit “Ask Us Anything”
As part of our proposed direct listing, we’ll be spending time educating institutional investors about Coinbase and crypto in general. This is the standard process for all companies going through a public listing, but it leaves out a sizable audience: everyday investors. We want a process where all investors, regardless of affiliation or size, have equal access to information and have the opportunity to engage with us.
So we’re trying something new. Over the next three days, finishing 7pm PDT on Friday, we’ll be taking questions from anyone about our business, the cryptoeconomy and our vision via a Reddit “AUA” (Ask Us Anything). Hosted here, the AUA will allow anyone that’s considering investing in Coinbase to ask our executives relevant questions. Like other AUAs, we’ll look to the community to upvote questions. The Coinbase executive team will then answer as many of them as we can.
Investor education videos
Alongside our investor “AUA” and in lieu of a traditional Investor Day, we have released a series of investor education videos explaining Coinbase’s business, our products and the cryptoeconomy:
•Introduction to Coinbase with Brian Armstrong, Founder and Chief Executive Officer
•Our competitive advantage with Emilie Choi, President and Chief Operating Officer
•Our business model with Alesia Haas, Chief Financial Officer
•Our products and customers with Surojit Chatterjee, Chief Product Officer
It’s Coinbase’s mission to create an open financial system for the world. As we progress toward our proposed public listing, our goal is to make information about our business available in a way that’s equitable for everyone - from the largest Wall Street institution to the everyday investor. Please continue to check back as we share more announcements.
Our preliminary prospectus for the proposed direct listing can be found at here.
Coinbase has filed a registration statement (including a preliminary prospectus) with the Securities and Exchange Commission (SEC) for the offering to which this communication relates. Before you invest, you should read the preliminary prospectus in that registration statement and other documents Coinbase has filed with the SEC for more complete information about Coinbase and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, a copy of the preliminary prospectus may be obtained from Coinbase through investor.coinbase.com. The registration statement relating to Coinbase’s Class A common stock has not yet become effective and the Class A common stock may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This communication shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.
Reddit Blog Post
Hey Reddit, I’m Brian Armstrong, CEO and Co-founder of Coinbase. I believe that everyday investors should have access to the same info as large investors. Over the next 3 days my executive team and I would like to hear your questions about our business, the cryptoeconomy and more. Ask Us Anything!
As some of you may know, we’re planning a public listing soon and as part of that process, we’ll be spending a lot of time educating large, institutional investors about Coinbase and crypto in general. This is the standard process, but it didn’t feel right to me.
We want a process where all investors, regardless of affiliation or size, have equal access to information and have the opportunity to engage with us.
So we’re trying something new. Over the next three days, finishing 7pm PDT on Friday, we’ll be taking questions from anyone about our business, the cryptoeconomy and our vision. Like other AMAs, we’ll look to the community to select which questions we’ll answer through upvotes. Once the questions have been chosen, my executive team and I will answer as many of them as we can.
Now, the fine print:
We’ll answer questions based not only on the number of upvotes, but also on the value to the community and relevance to our upcoming listing (i.e., topics like our business model, executive team and products are all on the table!). While we’ll try to answer as many questions as we can, there will be some that we can’t (legal stuff!). These include:
•Questions around Coinbase’s valuation, anticipated stock price or non-public financials
•Questions that are inappropriate or irrelevant (this would include any NSFW language, comments that are offensive or hateful, or questions about specific Coinbase accounts)

•Speculation on future financial performance, growth trends or expansion plans
•Questions around new asset listings or explorations
•Questions that are irrelevant to the public listing process or immaterial to investment decisions
As much as we’d like to, because of SEC rules we won’t be able to answer questions in real time. Instead, we will record our responses and post the video to this page. In addition, I’d also urge anyone that it is interesting to check out our most recent company prospectus (Form S-1) and this series of educational videos that are hosted on our investor relations site.
Please check back for more updates as we go!
Proof:
Coinbase has filed a registration statement (including a preliminary prospectus) with the Securities and Exchange Commission for the offering to which this communication relates. Before you invest, you should read the preliminary prospectus in that registration statement and other documents Coinbase has filed with the SEC for more complete information about Coinbase and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, a copy of the preliminary prospectus may be obtained from Coinbase through investor.coinbase.com. The registration statement relating to Coinbase’s Class A common stock has not yet become effective and the Class A common stock may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This communication shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.
Twitter announcement from the Company
1.As we’ve prepared Coinbase for its public listing, we’ve spent a lot of time educating institutional investors about the company and crypto in general.

2.We know that this is the standard process. But something about it didn’t feel right – why shouldn’t everyone have equal access to information?
3.So we’re doing something different.
4.Starting at 8am PDT today, we’ll be taking questions from anyone about our business, the cryptoeconomy and our vision for crypto in an AMA style, hosted on Reddit.
5.Like other AMAs, we’ll look to the community to select which questions we’ll answer through upvotes. Once the questions have been chosen, we’ll answer as many of them as we can. See you there.
6.
7.
https://www.reddit.com/user/CoinbaseListing/comments/m71qrc/hey_reddit_im_brian_armstrong_ceo_and_cofounder/

Twitter announcement from Brian Armstrong
1.I'm doing an AMA on Reddit with our CFO in advance of Coinbase's direct listing! We wanted everyone to have access to the management team to get your questions answered.
https://www.reddit.com/user/CoinbaseListing/comments/m71qrc/hey_reddit_im_brian_armstrong_ceo_and_cofounder/
2.Not sure if any other company has done this as part of going public - may be a first. Good way to have retail investors get access to management. And discuss the real issues in the open.